Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-280604) of Invesco DB Multi-Sector Commodity Trust of our report dated February 25, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Invesco DB Agriculture Fund’s Form 10-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 25, 2025